Exhibit 23.2



May 25, 2004


U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549


Re: Avalon Gold Corporation - S-8 Registration of 2,500,000 shares


Dear Sir/Madame:

As Chartered Accountants, we hereby consent to the inclusion or incorporation by reference in the Form S-8 Registration Statement dated May 25, 2004, of the following:

Our report dated March 8, 2004 to the Stockholders and Board of Directors on the financial statements of the Company as at December 31, 2003 and 2002 and for the years then ended and for the period from January 1, 1996 (inception) to December 31, 2003 included in the Company's filings on Forms 10-KSB and 10-KSB/A.

Sincerely,


"Dale Matheson Carr-Hilton LaBonte"
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DALE MATHESON CARR-HILTON LABONTE
Chartered Accountants